Exhibit 4.42

SUPPLEMENTAL AGREEMENT dated 31st May 2018 to an Agreement dated as of 9th December 2016 made by and between DRYSHIPS INC. on one part and TMS BULKERS LTD. and TMS OFFSHORE SERVICES LTD. on the other part (hereinafter referred as the “Agreement”),
THIS SUPPLEMENTAL AGREEMENT is made by and between
(1)	DRYSHIPS INC. (hereinafter referred as “DRYS”); and
(2)	TMS BULKERS LTD. (hereinafter referred as “TMS BULKERS”)
(3)	TMS OFFSHORE SERVICES LTD. (hereinafter referred as “TMS OFFSHORE”)
(4)	TMS DRY LTD. (hereinafter referred as “TMS DRY”),
(5)	TMS TANKERS LTD. (hereinafter referred as “TMS TANKERS”) and
(6)	TMS CARDIFF GAS LTD. (hereinafter referred as “TMS CARDIFF”)
WHEREAS:
(A)
Pursuant to the Agreement TMS BULKERS and TMS OFFSHORE are providing the management services referred therein to DRYS and its subsidiaries a fleet of vessels of various types (the “Management Services”).

(B)	TMS DRY, TMS TANKERS and TMS CARDIFF are providers of management services in the shipping industry.
(C)	TMS DRY, TMS TANKERS and TMS CARDIFF wish to become parties to the Agreement and provide the Management Services.
(D)	DRYS, TMS SULKERS and TMS OFFSHORE are agreeable that TMS DRY, TMS TANKERS and TMS CARDIFF become parties to the Agreement and provide the Management Services.
IT IS AGREED THAT:
1.	Interpretation
1.1	In this Supplemental Agreement:
“Effective Date” means “1st January 2017”
1.2	All words and expressions defined in the Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires.
2.	Amendments to the Agreement
With effect from the Effective Date, the Agreement shall be read and construed as if TMS DRY, TMS TANKERS and TMS CARDIFF were parties thereto.
3.	Confirmation and Undertakings
3.1	As from the Effective Date, TMS DRY, TMS TANKERS and TMS CARDIFF are bound by the provisions of and are parties to the Agreement.

3.2
DRYS and TMS BULKERS and TMS OFFSHORE confirm that all of its obligations under or pursuant to the Agreement remain in full force and effect, as if all references in the Agreement were references to the Agreement as amended and supplemented by this Supplemental Agreement.

3.3	The definition of any term defined in the Agreement shall, to the extent necessary, be modified to reflect the addition of parties to the Agreement made by this Supplemental Agreement.
3.4	The provisions of this Supplemental Agreement shall be binding upon and inure to the benefit of the parties to this Supplemental Agreement and their respective successors and assigns.
4.	Law and Jurisdiction
4.1
The provisions of clause 6 of the Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Agreement were references to this Supplemental Agreement.

IN WITNESS of which the parties to this Supplemental Agreement have executed this Supplemental Agreement the day and year first before written.

/s/ Dimitrios Dreliozis	/s/ Aikaterini Pagkalou
For and on behalf of DRYS By: Mr. Dimitrios Dreliozis Title: Vice President - Finance	For and on behalf of TMS BULKERS By: Ms. Aikaterini Pagkalou Title: Legal Representative

/s/ Gerasimos Amourgis	/s/ Dimitrios Koukoulas
For and on behalf of TMS OFFSHORE By: Mr. Gerasimos Amourgis Title: Legal Representative	For and on behalf of TMS DRY By: Mr. Dimitrios Koukoulas Title: Legal Representative

/s/ Georgios Kourelis	/s/ Ioannis Psilpoulos
For and on behalf of TMS TANKERS By: Mr. Georgios Kourelis Title: Legal Representative	For and on behalf of TMS CARDIFF By: Ioannis Psilpoulos Title: Legal Representative